EXHIBIT 99.1
Item 6. Selected Financial Data
Set forth below is selected financial data on a historical basis for the Company for the five most recent fiscal years ended April 30. This information should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Annual Report on Form 10-K.
	(in thousands, except per share data)
	2012	2011	2010	2009	2008
Consolidated Income Statement Data
Revenue	$240,098	$235,345	$229,338	$225,897	$207,275
Gain on sale of real estate, land, and other investments	$349	$19,365	$68	$54	$556
Income from continuing operations	$9,753	$4,475	$5,996	$9,858	$13,945
(Loss) income from discontinued operations	$(47)	$19,876	$(1,411)	$855	$1,684
Net income	$9,706	$24,351	$4,585	$10,713	$15,629
Net income attributable to noncontrolling interests – Operating Partnership	$(1,359)	$(4,449)	$(562)	$(2,227)	$(3,677)
Net income attributable to Investors Real Estate Trust	$8,212	$20,082	$4,001	$8,526	$12,088
Consolidated Balance Sheet Data
Total real estate investments	$1,557,108	$1,458,245	$1,500,889	$1,472,575	$1,456,178
Total assets	$1,714,367	$1,615,363	$1,660,930	$1,605,091	$1,618,026
Mortgages payable	$1,048,689	$993,803	$1,057,619	$1,070,158	$1,063,858
Revolving lines of credit	$39,000	$30,000	$6,550	$5,500	$0
Total Investors Real Estate Trust shareholders' equity	$432,989	$411,690	$409,523	$333,009	$344,074

Consolidated Per Common Share Data (basic and diluted)
Income from continuing operations - Investors Real Estate Trust	$.07	$.02	$.04	$.10	$.16
Income (loss) from discontinued operations - Investors Real Estate Trust	$.00	$.20	$(.01)	$.01	$.02
Net income	$.07	$.22	$.03	$.11	$.18
Distributions	$.56	$.69	$.68	$.68	$.67

CALENDAR YEAR	2011	2010	2009	2008	2007
Tax status of distributions
Capital gain	37.48%	0.00%	0.09%	0.00%	1.49%
Ordinary income	18.04%	28.53%	39.17%	53.43%	51.69%
Return of capital	44.48%	71.47%	60.74%	46.57%	46.82%
For the fiscal year ended April 30, 2012, IRET recognized approximately $1.3 million of net capital gain for federal income tax purposes. IRET designates the entire $1.3 million of net capital gain as capital gain dividends.